THE TAIWAN FUND, INC. REVIEW
January 2009

HSBC Global Asset Management (Taiwan) Limited
24/F No. 99, Tunhwa S. Rd., Sec. 2	Tel: +886-2-2325-7888
Taipei 106, Taiwan	Fax: +886-2-2326-8298

Portfolio Review

Market Review:
The Taiwan Stock Exchange Index (“TAIEX”) decreased by 9.60% in U.S. Dollar terms in January. Only proprietary traders net bought NT$1.76 billion, while local institutions and foreign investors net sold NT$2.50 billion and NT$51.92 billion, respectively. The steel and plastic sectors outperformed relative to the TAIEX, although nevertheless with decreases of 0.40% and 1.86% month-over-month (“MoM”) in NT dollar terms, respectively. On the other hand, the cement and financial sectors underperformed and declined 15.78% and 14.83% MoM in NT dollar terms, respectively. On the economic front, Taiwan’s Consumer Price Index (“CPI”) in December rose 1.21% year-over-year (“YoY”). The seasonally adjusted unemployment rate rose to 5.03% in December, 0.39% higher than the previous month. According to Customs’ records, Taiwan’s exports in December decreased by 41.9% YoY to US$13.64 billion, the sharpest decline since October 2003 and negative for the fourth consecutive month. Export orders in December were down by 33% YoY.
Fund Performance Review:
The Taiwan Fund, Inc. (the “Fund”) outperformed its benchmark by 5.59% in January. An overweight position in the IC design sector and an underweight position in the banking sector contributed positively to the Fund’s performance, while an overweight position in the cement sector and an underweight position in the memory IC sector negatively contributed to the Fund’s performance.
Investment Strategy:
The drop in January mostly resulted from worse-than-expected Q4 2008 earning results and Q1 2009 guidance. Despite prolonged bad news in the form of economic data and financial results, certain risk taking investors are beginning to bet on an inflection point in second quarter. Net bought counters were the mostly beaten-up names, such as companies in the Dynamic Random Access Memory (“DRAM”) and Thin-Film Transistor Liquid-Crystal Display (“TFT LCD”) sectors. As “days sales of inventory” of tech products has yet to be comfortably pulled down, the bounce in these sectors is unlikely to be sustainable and hence earning downgrades are inevitable in the near term. We believe poor results will provide the opportunity for buying. We think a rise in infrastructure spending will provide long-term economic benefits. On the other hand, shopping vouchers provided by the Taiwan government have played out well, and are believed to be creating jobs to support the economy. In terms of sector allocation, the Fund has a slightly overweight position in defensive technology (i.e. operators) and underweight positions in cyclicals and financials.

Total Fund Sector Allocation

	% of	% of
As of 1/31/09	Total Fund	TAIEX
Computer Service and Software	—	0.2
Electronic Components	2.9	3.3
Electronics Distribution	3.8	0.9
IC Design	8.7	4.0
PC & Peripherals	2.2	7.0
Optoelectronic	6.7	5.9
Other Electronic	6.2	5.7
Semiconductor Manufacturing	10.6	14.2
Telecommunications	20.5	11.3
Construction/Cement/Glass	4.8	3.1
Foods	2.6	1.5
Plastics/Chemicals	2.1	8.6
Textiles	1.2	1.7
Electric Machinery/Appliance	—	1.3
Tourism/Paper/Biotech	1.1	1.1
Iron & Steel	3.5	3.8
Automobile/Rubber	1.2	1.5
Transportation	—	2.7
Wholesale & Retail	6.2	1.2
Miscellaneous(Foot ware/Others)	3.0	1.9
Petroleum Services	2.8	5.1
Financial Services	9.9	14.0

Total	100.0	100.0

Cash	—	—

Technology	61.6	52.5
Non-Technology	28.5	33.5
Financial	9.9	14.0

Total Net Assets: US$178.028 Million

Top 10 Holdings of Total Fund Portfolio

As of 1/31/09	% of Total Portfolio

Taiwan Semiconductor Manufacturing Co., Ltd.	9.16

Chunghwa Telecom Co., Ltd.	9.02

MediaTek, Inc.	5.46

Hon Hai Precision Industry Co., Ltd.	4.81

Taiwan Mobile Co., Ltd.	4.13

President Chain Store Corp.	3.87

Synnex Technology International Corp.	3.80

China Steel Corp.	3.54

Au Optronics Corp.	3.47

Cathay Financial Holding Co., Ltd.	3.12

Total	50.38

NAV: US$9.58  Price: US8.48     Discount: -11.48%
No. of Shares: 18.57 Million

Returns in US$ (%) (a)

	The Taiwan Fund, Inc.	TSE Index (b)	TAIEX Total Return Index(d)
One Month	-4.01%	-9.60%	9.60%
Fiscal Year to Date (c)	-37.91%	-43.36%	-42.99%
One Year	-41.76%	-45.91%	-42.95%
Three Years	-12.43%	-14.77%	-11.05%
Five years	-4.25%	-7.93%	-4.19%
Ten Years	-2.03%	-3.77%	N/A
Since Inception	6.96%	6.85%	N/A

(a)	Returns for the Fund are historical total returns that reflect changes in net asset value per share during each period and assume that dividends and capital gains, if any, were reinvested. Past performance is not indicative of future results of the Fund. Returns are annualized, except for periods of less than one year, which are not annualized.

(b)	Returns for the TSE Index are not total returns and reflect only changes in share price but do not assume that cash dividends, if any, were reinvested, and thus are not strictly comparable to the Fund returns.

(c)	The Fund’s fiscal year commences on September 1.

(d)	The TAIEX Total Return Index commenced 1/1/2003.

Premium/Discount of TWN

Market Data

	As of 12/31/08	As of 01/31/09
TAIEX	4591.22	4247.97
% change in NTD terms	2.93	-7.48
% change in USD terms	4.41	-9.60
NTD Daily avg. trading volume (In Billions)	53.53	49.40
USD Daily avg. trading volume (In Billions)	1.63	1.47
NTD Market Capitalization (In Billions)	11771.50	10892.70
USD Market Capitalization (In Billions)	358.69	324.31
FX Rate: (NT$/US$)	32.8180	33.5875
Disclaimer: This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures in the report are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell any securities mentioned.
The daily NAV of the Fund is available from Lipper and CDA Wiesenberger, or you may obtain it by calling toll free (800) 636-9242.
Fund Manager: Shirley Yang